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FOR RELEASE: IMMEDIATELY

         FOR ADDITIONAL INFORMATION CONTACT: RICHARD G. JOHNSON, CHIEF FINANCIAL OFFICER - (201) 329-7300

         PHIBRO ANIMAL HEALTH CORPORATION ANNOUNCES FORMATION OF HOLDING COMPANY AND ISSUANCE BY HOLDING COMPANY OF NOTES TO FINANCE REDEMPTION OF SERIES C PREFERRED STOCK FROM PALLADIUM

         RIDGEFIELD PARK, NEW JERSEY, FEBRUARY 14, 2005 - Phibro Animal Health Corporation (the "Company"), announced today the formation of PAHC Holdings Corporation ("PAHC Holdings"), a holding company for the capital stock of the Company formed by certain of the shareholders of the Company, and the successful completion of a private offering by PAHC Holdings of $29 million of its senior secured notes due 2010 ("HoldCo Notes"). The proceeds from the sale of the HoldCo Notes, upon release from escrow, will be used, directly or indirectly, to redeem the Company's Series C Preferred Stock, all of which is held by Palladium Equity Partners II LP and certain of its affiliates. It is contemplated that such redemption will occur on or before February 28, 2005. Jefferies & Company, Inc. acted as the initial purchaser of the HoldCo Notes.

         PAHC Holdings was formed by Jack Bendheim, Marvin S. Sussman and trusts for the benefit of Mr. Bendheim and his family exchanging all of their shares of Series A Preferred Stock and Class B Common Stock and Mr. Bendheim exchanging fifty percent (50%) of his shares of Class A Common Stock, for the same number and class of shares of PAHC Holdings, having the same designations, relative rights, privileges and limitations as the Company's shares of such class.

         The HoldCo Notes are to be secured by all of PAHC Holding's assets (now consisting solely of capital stock of the Company and, until disbursed, proceeds of the HoldCo Notes in escrow). Currently, such pledge covers all of the Company's Series A Preferred Stock and Class B Common Stock, the Company's non-voting classes of stock. In connection with the release of the proceeds of the HoldCo Notes and following the redemption of the Company's Series C Preferred Stock, Mr. Bendheim will contribute to PAHC Holdings the balance of the Company's Class A Common Stock, the Company's voting stock, resulting in PAHC Holdings owning all of the outstanding capital stock of the Company, and all of the Company's Class A Common Stock will be pledged as security for the HoldCo Notes. If on March 1, 2005, the Company has not redeemed its outstanding Series C Preferred Stock from escrow, PAHC Holdings will be required to redeem the HoldCo Notes, primarily with the proceeds of the HoldCo Notes placed in escrow. The HoldCo Notes and such security interest are effectively subordinated to all liabilities, including the Company's and its subsidiaries' trade payables, as well the Company's indenture indebtedness. Interest on the HoldCo Notes is payable at the option of PAHC Holdings in cash or pay-in-kind HoldCo Notes.

COMPANY DESCRIPTION

         The Company is a leading diversified global manufacturer and marketer of a broad range of animal health and nutrition products, specifically medicated feed additives ("MFAs") and nutritional feed additives, which the Company sells throughout the world predominantly to the poultry, swine and cattle markets. MFAs are used preventively and therapeutically in animal
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feed to produce healthy livestock. The Company is also a specialty chemicals manufacturer and marketer, serving numerous markets.

FORWARD-LOOKING STATEMENTS

         This news release contains statements that, to the extent that they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's substantial leverage and potential inability to service its debt; the Company's dependence on distributions from its subsidiaries; risks associated with the Company's international operations and significant foreign assets; the Company's dependence on its Israeli operations; competition in each of the Company's markets; potential environmental liability; potential legislation affecting the use of medicated feed additives; extensive regulation by numerous government authorities in the United States and other countries; the Company's reliance on the continued operation and sufficiency of our manufacturing facilities; the Company's reliance upon unpatented trade secrets; the risks of legal proceedings and general litigation expenses; potential operating hazards and uninsured risks; the risk of work stoppages; the Company's dependence on key personnel; and other factors discussed in the Company's filings with the U.S. Securities and Exchange Commission.